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                                                                  EXHIBIT 14
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                            FALCON PRODUCTS, INC.




                                   CODE OF
                              BUSINESS CONDUCT




                                ADOPTED 2003
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Table of Contents

                                                                         Page

      Foreword.............................................................1

1.    Conflicts of Interest................................................2

2.    Inventions and Confidential Information..............................2

3.    Compliance With All Laws.............................................2

4.    Commercial Relationships.............................................3

5.    Relationships With Government Officials..............................3

6.    Political Contributions..............................................3

7.    Proper Recording of Funds and Assets.................................4

8.    Protecting Company Information.......................................4

9.    Reporting of Violations..............................................4

10.   Nonexclusivity.......................................................4

11.   Violations...........................................................4




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                                  FOREWORD

Falcon Products, Inc. and its subsidiaries and affiliates ("Falcon"), will at all times conduct its business in an ethical and safe manner and in strict compliance with all applicable laws and regulations.
         This Code of Business Conduct defines ethical standards to help Falcon achieve the objective of maintaining its reputation as a first class company. It applies to all employees as defined below and any questions regarding acceptable conduct or interpretation of this Code should be directed to Cyndy Rosenbloom, Vice President - Human Resources, who is hereby designated as the Compliance Officer for this Code.
         This Code of Business Conduct is not part of a contract, and no employee of the Company has any contractual right to the matters set forth in this Code. The contents of the Code should not be considered a guarantee of employment. Additionally, the contents of the Code do not alter in any way your employment status.
         In this Code, the term "employee" or "employees" refers to all officers, directors and salaried employees. The term "Falcon" and the "Company" mean Falcon Products, Inc. and its subsidiaries, joint ventures and affiliates.

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1.       CONFLICTS OF INTEREST

Each employee must avoid all conflicts of interest and appearance of impropriety when representing the Company in business dealings or in making any recommendation, which could affect the Company. In addition, each employee must disclose any actual or apparent conflict of interest to his or her supervisor and promptly submit an updated copy of the attached "Annual Compliance Statement" to the Compliance Officer.

It is not practical or possible to specify all activities, which may create a conflict of interest; however, situations which an employee should avoid include:
         o Owning any interest (other than nominal amounts of stock in publicly-traded companies) in any supplier, customer or competitor;
         o Consulting with, or being an employee of, any customer, lessor, contractor, supplier or competitor;
         o Participating in any outside business activities that are competitive with any of the Company's businesses;
         o Purchasing from, or selling to, the Company goods or services, or having a close relative do the same (unless done through a normal program of disposal of surplus Company property offered generally to all employees);
         o Participation in outside activities which are so substantial that they interfere with an employee's ability to devote appropriate time and attention to his or her job responsibilities with the Company;
         o Serving on the board of directors of any customer, lessor, contractor, supplier or competitor;
         o Disclosing or using any information that is confidential, proprietary or privileged.

2.       INVENTIONS AND CONFIDENTIAL INFORMATION
Inventions means designs, discoveries, improvements and ideas, whether or not patentable, including, without limitation, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems and other manufacturing, sales and service techniques and/or processes that either (a) relate to
     (i) the business of the Company or (ii) the Company's actual or demonstrably anticipated research or development or (b) result from any work performed by Employee for Employer.
Confidential Information means any information related to the Company's business not generally known in the trade or industry that employee learns or created during the period of employment by the Company, which may include but is not limited to designs, product specifications, manufacturing procedures, installation and service procedures, maintenance programs, methods, equipment, compositions, technology, formulas, trade secrets, know-how, usage's and requirements, computer programs, software and applications, pricing and nonpublic financial information, current and prospective customer lists and other confidential technical or business information and data.
Each employee must disclose in writing to the Company and assign to the Company, and hereby does assign to the Company, all of employee's rights in any inventions conceived or reduced to practice at any time during employee's employment by the Company, either solely or jointly with others and whether or not developed on employee's own time or with the Company's resources. Each employee agrees that inventions first reduced to practice within one (1) year after termination of the employee's employment by the Company shall be treated as if conceived during such employment unless the employee can establish specific events giving rise to the conception which occurred after such employment. Further, each employee disclaims and will not assert any rights in inventions as having been made, conceived or acquired prior to employment by the Company except such as are specifically listed at the conclusion of this document.
Each employee shall cooperate with the Company and shall execute and deliver such documents and do such other acts and things as the Company may request, at the Company's expense, to obtain and maintain letters patent or registrations covering any inventions and to vest in the Company all rights therein free of all encumbrances and adverse claims.
Each employee shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever that are in the employee's possession or control and that are the property of the Company or that relate to the business activities, facilities or customers of the Company, including any records, documents or property created by the employee in said capacity. Each employee agrees to attend an exit interview upon termination of employment with the Company to ensue that the terms of this agreement are complied with.
In addition to all duties of loyalty imposed on the employee by law, the employee shall maintain all Confidential Information of the Company in confidence and secrecy and shall not disclose any such Confidential Information or use it for the benefit of any person or organization (including the employee) other than the Company without the prior written consent of the Chief Operating Officer of the Company (except for disclosures to persons acting on the Company's behalf with a need to know such information), so long as such information is not generally known to competitors of the Company or to the general public by means other than disclosure by the employee.

3.       COMPLIANCE WITH ALL LAWS
It is the Company's policy to comply in all respects with the laws and regulations that apply to its business at all government levels. This includes, but is not limited to, the following categories of laws and regulations.
         A.  EEO Laws and Affirmative Action Programs. Falcon is
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                  committed to comply with all Equal Employment Opportunity
                  laws which require recruiting, hiring and placing, promoting, training, compensating, transferring and terminating employees based on job-related qualifications and performance without regard to race, color, religion, national origin, sex, age (as defined by law) or disability (unrelated to the performance of essential tasks of the position). Falcon's affirmative action programs enhance this legal protection. Any Falcon employee who has responsibility for

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                  selecting, placing, training, compensating, or promoting
                  employees is required to comply with all Equal Employment Opportunity laws and carrying out the Company's affirmative action policies and obligations.
         B.  Antitrust Laws. Falcon believes that vigorous and fair
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                  competition is in the best interest of its employees, its
                  shareholders and the Company. Antitrust laws were developed and enacted to help preserve the free enterprise system by promoting healthy competition. Falcon will comply in all respects with both the spirit and letter of the antitrust laws. The antitrust laws are a collection of statutes enacted by both the federal government and various states. These laws prohibit business activities which constitute unreasonable restraints of trade, unfair trade practices and other anti-competitive activities. Employees should not participate in any activity which would serve to undermine the competitive nature of the industry or to artificially establish product prices independent of the market. Activities of trade associations also can involve antitrust problems. For example, information concerning current prices and details of transactions between specific buyers and sellers should not be provided to a trade association. Any proposed attendance at a trade association meetings which may result in members disclosing or exchanging sensitive or proprietary information must be approved in advance by the Compliance Officer who may severe restrictions.
         C.  Securities Laws and Insider Trading. (The Company has
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                  adopted a specific policy on this subject which is hereby
                  made a part of this Code.)

4.       COMMERCIAL RELATIONSHIPS
Falcon considers its reputation for fairness and integrity one of its most valuable assets. The Company seeks stable and profitable business relationships - based on fairness and integrity - with its employees, customers, suppliers and all others whose activities are associated with it. Employees are expected to use good judgment in all dealings with individuals, suppliers or firms which seek to become a supplier of goods or services to Falcon. To that end, Falcon's employees must conduct their business affairs so that Falcon's integrity will not be tarnished if the full details of those dealings become public.
To illustrate the high ethical standards expected of every employee, the following conduct is expressly prohibited:
         o Paying or receiving money, gifts, loans or other favors which may influence business decisions or compromise independent judgment;
         o Paying or receiving kickbacks for obtaining business for or from Falcon;
         o Misrepresenting or deceptively omitting material facts relating to the sale of products or billings to customers;
         o Degrading Falcon's reputation through any other activities which are of similar questionable integrity.
These guidelines are not intended to prevent Falcon from paying normal and reasonable commissions to its agents or from taking normal prompt payment discounts. They also do not prohibit receiving inexpensive gifts or services which are acceptable under normal and customary social circumstances so long as the gratuity does not compromise the conduct of the recipient. In addition, the guidelines do not prohibit normal business entertainment and related expenses which are within Company guidelines and are incurred for the benefit of Falcon's customers and potential customers.
         If any employee or agent is requested to make or accept a gift or payment that is prohibited or may appear to be prohibited under this Code, the request and all the surrounding circumstances should immediately be disclosed to his or her supervisor. If the appropriateness of any such a request is uncertain, the Compliance Officer should be consulted for guidance.

5.       RELATIONSHIPS WITH GOVERNMENT OFFICIALS
It is important to Falcon's business success that it develops and maintains relationships with governmental officials based on honesty and integrity.
         No actions shall be taken by any Falcon employee which could undermine proper relationships or tarnish Falcon's reputation for integrity.
         No funds, gifts or assets of Falcon shall be paid directly or indirectly given to any government official or employee, to any enterprise owned or controlled by such persons, or to close relatives of such persons.
         The Federal Foreign Corrupt Practices Act of 1977 imposes heavy penalties for improper payments or promises intended to influence officials of governments in other countries to misuse his or her official position. If you have any question concerning payments or promises, directly or indirectly, to foreign officials, consult the Compliance Officer for advice before proceeding.

6.       POLITICAL CONTRIBUTIONS
No Falcon funds or assets will be loaned or contributed to any political party or organization, or to any individual who holds or is a candidate for public office, except when permitted by applicable law and pre-authorized by the Company.
         The following are examples of activities which are illegal under federal law and the laws of those states which prohibit corporate political contributions:
         o Contributions by an employee which are reimbursed by Falcon through expense accounts or in other ways;
         o Purchase by Falcon of tickets for political dinners or fundraising events;
         o Contributions in kind, such as loaning employees to political parties or providing company airplanes for use in political campaigns;
         o Indirect contributions by Falcon through suppliers, customers or agents.
         Political contributions by corporations are permitted by the laws of some states and foreign countries. Such allowable contributions may include some of the activities mentioned above, but in all cases, they require prior authorization of the Compliance Officer and, when required by the law, by the appropriate Board of Directors.

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         This policy is not intended to discourage or prevent an employee from engaging in political activities as an individual on his or her own time and at his or her own expense. It also does not prohibit the employee from making political contributions from personal funds or from expressing individual views with respect to legislative or political matters.

7.       PROPER RECORDING OF FUNDS AND ASSETS
All Falcon funds, assets, receipts and disbursements shall be properly recorded on the Company's books. This includes funds received from the sale or disposal of any assets. No unrecorded funds of any kind are to be maintained within Falcon. It is the policy of Falcon to comply with generally accepted accounting principles in all transactions.
         To assure that this policy is implemented, it is specifically understood that:
         o No funds or accounts will be established or maintained for purposes which are not fully and accurately reflected on the books and records of Falcon.
         o No funds or other assets will be received or disbursed without being fully and accurately reflected on the books and records of Falcon.
         o No false or fictitious entries will be made on the books or records of Falcon and no false or misleading reports pertaining to Falcon or its operations will be issued.
         Any employee having knowledge of any act or circumstance prohibited by this policy must immediately report the matter to Falcon's Chief Financial Officer at St. Louis headquarters.

8.       PROTECTING COMPANY INFORMATION
Information generated in our business is a valuable company asset.
     Protecting this information plays a vital role in our continued growth and ability to compete. Typical of such information are business, research and new product plans; objectives and strategies; trade secrets; unpublished financial or pricing information; processes and formulas; computer programs; salary and benefits data; employee medical information; employee, customer and supplier lists.
         Employees who have access to proprietary and confidential information are obligated to safeguard it from unauthorized access and:
         o        Not disclose this information to persons outside Falcon.
                  Exercise caution when discussing company business in public places where conversations can be overheard, like restaurants or on airplanes. Recognize the potential for eavesdropping on cellular telephones.
         o Not use this information for personal benefit or the benefit of persons outside of Falcon.
         o Not share this information with other employees except on a legitimate "need to know" basis.
         Any Company information created in the course of our employment belongs to the Company. Employees leaving the company must return all proprietary information in their possession. Our obligation to protect proprietary and confidential information of Falcon continues even after we leave the Company.

9.       REPORTING OF VIOLATIONS
Falcon's business and reputation depends, in large measure, on strict adherence to the provisions of this Code. All employees are encouraged and obligated to report any known or suspected Code violations to the employee's supervisor and the appropriate Counsel. Unless the report relates to the reporting employee, no disciplinary action will be taken against an employee making such a report and all information provided will be maintained in the strictest confidence. The reporting of a violation by an employee that implicates the reporting employee, either directly or indirectly, will not protect the reporting employee from disciplinary action by the Company, including the possibility of dismissal for cause.

10.      NONEXCLUSIVITY
This Code does not constitute a comprehensive, full or complete explanation of the laws which are applicable to the Company and its employees, nor does it contain all applicable policies and basis for discipline or discharge. Each employee has a continuing obligation to be familiar with applicable law and all Falcon policies and procedures.

11.      VIOLATIONS
A violation of this Code or a false or misleading answer or response to a questionnaire or Annual Compliance Statement can result in disciplinary action against the employee, and could lead to discharge. The Company may also be obligated to bring known violations of law to the attention of appropriate enforcement authorities.

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